Exhibit 10.1

English Translation of the Share Purchase Agreement
by and between
Step Best Investments Ltd.（the “Investor”）

and

China Polypeptide Group, Inc. ( the “Company”）

SHARE PURCHASE AGREEMENT

Dated April 16, 2010

This Agreement is made on April 16, 2010 by and between the following parties:

•	China Polypeptide Group, Inc. (the “Company”); and

•	Step Best Investments Ltd.（the “Investor”）

After friendly discussion and negotiation, in the principle of mutual benefits and cooperation, the parties agree as follows:

Section 1 - Investment Amount and Purchase of Shares
Following five (5) days of the execution of this Agreement, the Investor will purchase 609,557 common shares of the Company by delivering to the Company, in one lump sum, USD$3 million in cash.

Section 2 - Warrant
Upon the payment by the Investor, the Company will issue to the Investor a Warrant to purchase 80,956 common shares of the Company in the future.  The term of the warrant is five years and the price pursuant to an exercise of the Warrant is USD$6.75 per share.

Section 3 - Right of Participation
The common shares held by the Investor shall have the right to participate in any profit distribution by the Company as other common shares held by the original shareholders.

Section 4 - Registration Right
The Investor shall have the piggyback registration right under U.S. laws with respect to listed companies in the U.S. when the Company next undertakes a public offering.

Section 5 - Restriction on Share Transfer
The Investor agrees to a lock-up period of six months (calculated from the date of the public offering) when the Company next undertakes a public offering provided that the original principal shareholders of the Company are also subject to the lock-up requirement.  Upon the expiration of the lock-up period, the Company shall make sure the Investor can trade the common shares held by it in the secondary market without restriction.  Detailed measures of trading shall be decided to minimize the impact on public offering with the underwriter.

Section 6 - Right of Co-Sale
The Investor shall have the right to participate in any sale of the shares of the Company by the original principal shareholders to a third party on the same terms proportionately.

Section 7 - Right of First Refusal
The Investor shall only have the right of first refusal with respect to any new shares issued by the Company in connection with a private offering.  If the original shareholders decide not to purchase the new shares, the Investor shall have the right to purchase such shares.

Section 8 - Confidentiality
The parties agree to maintain the confidentiality of this Agreement, discussions thereof and the intentions of the Investor before the Investor completes its capital contribution and not to disclose such information to any third party unless the disclosure is made to the legal counsel, financial consultant, investment bank, auditor or accountant of the parties or required by law.  Prior consents of both the Investor and the Company are required before public announcement of any information in connection with the transaction thereof.

Section 9 - Governing Law
This Agreement shall be governed by the laws of Hong Kong.  Any dispute regarding the Agreement shall be settled by arbitration in Hong Kong at the Hong Kong International Arbitration Center in accordance with the arbitration rules in effect.

Section 10 - Effectiveness
This Agreement shall be executed in four copies and shall become effective upon execution by the parties.

In witness thereof, the authorized representatives of the parties have executed this Agreement as of the date first written above:

Company:	China Polypeptide Group, Inc.

Name:

Position:

Signature:

Investor:	Step Best Investments Ltd.

Name:

Position:

Signature: